Exhibit 99.1

Vision-Sciences, Inc. Announces Revenue of $3.2 Million for Fourth Quarter and
$10.9 Million for Full Year Fiscal 2011

ORANGEBURG, N.Y., June 2, 2011 – Vision-Sciences, Inc. (Nasdaq:VSCI) today announced financial results for its fourth quarter and full year fiscal 2011, ended March 31, 2011. For the fourth quarter of fiscal 2011, net sales were $3.2 million, an increase of $1.2 million, or 61%, from the fourth quarter of fiscal 2010, ended March 31, 2010, primarily due to higher sales of our urology endoscopes and EndoSheath disposables and our ENT (“ear, nose, and throat”) endoscopes. Pro forma for the exclusion of sales to Medtronic Xomed, Inc., the ENT subsidiary of Medtronic, Inc. (“Medtronic”), which, effective April 1, 2010, no longer served as our distributor of ENT endoscopes, net sales for the fourth quarter of fiscal 2011 represented an increase of $1.5 million, or 88%, from the fourth quarter of fiscal 2010.

For fiscal 2011, net sales were $10.9 million, an increase of $0.1 million, or 1%, from fiscal 2010, primarily due to higher sales of our urology product line of $1.5 million. Partially offsetting the increase were lower sales to Medtronic of our ENT and TNE videoscopes of $0.7 million and peripherals and accessories for our ENT endoscopes of $0.6 million. Pro forma for the exclusion of sales to Medtronic, net sales for fiscal 2011 represented an increase of $4.1 million, or 61%, over fiscal 2010.

Gross profit in the fourth quarter of fiscal 2011 was $0.8 million, or a gross margin of 24%, compared to a gross loss of $0.6 million, or a gross margin of -29%, an increase of $1.4 million. The higher gross profit was primarily attributable to a lower inventory reserve for slow moving and obsolete materials and a favorable product sales mix. Gross profit in fiscal 2011 was $2.9 million, or a gross margin of 27%, compared to $1.0 million, or a gross margin of 9%, an increase of $1.9 million. The higher gross profit was primarily attributable to favorable manufacturing overhead absorption, a lower inventory reserve for slow moving and obsolete materials, and a favorable product sales mix.

Operating loss in the fourth quarter of fiscal 2011 was $3.6 million compared to $3.9 million in the fourth quarter of fiscal 2010, a decrease of $0.3 million. The decrease in operating loss was primarily attributable to a higher gross profit of $1.4 million, partially offset by increased operating expenses of $1.1 million. Operating loss in fiscal 2011 was $11.4 million compared to $12.8 million in fiscal 2010, a decrease of $1.4 million. The decrease in operating loss was primarily attributable to a higher gross profit of $1.9 million, partially offset by increased operating expenses of $0.5 million.

Warren Bielke, our interim Chief Executive Officer, stated “We are pleased with our fourth quarter and full year fiscal 2011 relative to the same periods in fiscal 2010, pro forma for the exclusion of Medtronic. Sales growth of 88% for our fourth quarter and 61% for our fiscal year reflect our success in driving top-line revenue growth and improving our margins without the benefit of the Medtronic distribution agreement. We achieved sequential revenue growth of 19% as we continue to increase our customer base and realize further penetration in the markets in which we operate.”

Mr. Bielke continued, “We are excited about Stryker’s domestic launch of our urology products in April 2011 and their introduction at the American Urological Association annual meeting in May 2011. We believe our agreement with Stryker will drive our urology sales and help contribute to a successful fiscal 2012.”

Abbreviated results (in thousands, except for per share data and percentages) for the fourth quarter and full year fiscal 2011 and 2010 were as follows:

	Three Months Ended				Fiscal Year Ended
	March 31,				March 31,
	2011	2010	Difference	%	2011	2010	Difference	%
Net sales	$3,227	$2,003	$1,224	61%	$10,899	$10,810	$89	1%
Net sales, excluding Medtronic (1)	3,227	1,715	1,512	88%	10,899	6,752	4,147	61%
Gross profit (loss)	781	(591)	1,372	232%	2,920	1,012	1,908	189%
Operating loss	(3,645)	(3,918)	(273)	-7%	(11,362)	(12,765)	(1,403)	-11%
Net loss	(3,784)	(3,552)	232	7%	(11,843)	(12,424)	(581)	-5%
Net loss per share - basic and diluted	$(0.09)	$(0.09)	$-	0%	$(0.31)	$(0.34)	$(0.03)	-9%

(1) See attached reconciliation of GAAP to non-GAAP financial measures for additional information.

Please refer to the attached consolidated balance sheets and consolidated statements of operations for more detail.
Net loss for the fourth quarter of fiscal 2011 was $3.8 million, or $0.09 per basic and diluted share, compared to $3.6 million, or $0.09 per basic and diluted share, in the fourth quarter of fiscal 2010. The increase in net loss of $0.2 million was primarily attributable to a carryback refund claim of $0.4 million for an alternative minimum tax net operating loss (“AMT NOL”) recorded in the fourth quarter of fiscal 2010, which was not repeated in fiscal 2011. Net loss for fiscal 2011 was $11.8 million, or $0.31 per basic and diluted share, compared to $12.4 million, or $0.34 per basic and diluted share, in fiscal 2010. The decrease in net loss of $0.6 million was primarily attributable to a higher gross profit of $1.9 million, partially offset by increased operating expenses of $0.5 million and higher interest expense of $0.3 million. In addition, fiscal 2010 benefited from a carryback refund claim of $0.4 million for an AMT NOL.

Medical sales increased 104% to $2.5 million in the fourth quarter of fiscal 2011 from $1.2 million in the fourth quarter of fiscal 2010, and industrial sales decreased 4% to $765 thousand from $795 thousand for the same period last year. Within medical sales:

•	ENT and TNE (trans-nasal esophagoscopy) sales increased 414% to $0.7 million from $0.1 million;
•	Urology sales increased 132% to $1.3 million from $0.5 million;
•	Bronchoscopy sales decreased 37% to $75 thousand from $119 thousand;
•	SpineView sales were $19 thousand (there were no sales in the fourth quarter of fiscal 2010); and
•	Repairs, peripherals, and accessories sales increased 5% to $435 thousand from $415 thousand.

Medical sales increased 6% to $8.4 million in fiscal 2011 from $7.9 million in fiscal 2010, and industrial sales decreased 13% to $2.5 million from $2.9 million for the same period. Within medical sales:

•	ENT and TNE (trans-nasal esophagoscopy) sales decreased 15% to $2.4 million from $2.9 million;
•	Urology sales increased 66% to $3.7 million from $2.2 million;
•	Bronchoscopy sales increased 13% to $0.6 million from $0.5 million;
•	SpineView sales decreased 59% to $0.1 million from $0.2 million; and
•	Repairs, peripherals, and accessories sales decreased 26% to $1.5 million from $2.0 million.

Net sales detail (in thousands, except for percentages) for the fourth quarter and full year fiscal 2011 and 2010 were as follows:

	Three Months Ended				Fiscal Year Ended
	March 31,				March 31,
Market/Category	2011	2010	Difference	%	2011	2010	Difference	%
ENT and TNE	$673	$131	$542	414%	$2,448	$2,875	$(427)	-15%
Urology	1,260	543	717	132%	3,731	2,245	1,486	66%
Bronchoscopy	75	119	(44)	-37%	616	545	71	13%
SpineView	19	-	19	n/m *	93	225	(132)	-59%
Repairs, peripherals, and accessories	435	415	20	5%	1,483	2,013	(530)	-26%
Total medical sales	2,462	1,208	1,254	104%	8,371	7,903	468	6%
Total industrial sales	765	795	(30)	-4%	2,528	2,907	(379)	-13%
Net sales	$3,227	$2,003	$1,224	61%	$10,899	$10,810	$89	1%

* Not meaningful

With respect to ENT and TNE, our net sales decrease in fiscal 2011 was primarily due to lower sales of our ENT and TNE videoscopes to Medtronic of approximately $0.7 million. On February 11, 2010, we announced that Medtronic would no longer serve as the distributor for our ENT endoscopes effective April 1, 2010. Since April 1, 2010, we have sold our ENT endoscopes through our direct sales force in the U.S. and through distributors internationally.

Net sales detail (in thousands, except for percentages) for the fourth and third quarters of fiscal 2011were as follows:

	Three Months Ended
	March 31,	December 31,
Market/Category	2011	2010	Difference	%
ENT and TNE	$673	$751	$(78)	-10%
Urology	1,260	827	433	52%
Bronchoscopy	75	70	5	7%
SpineView	19	-	19	n/m *
Repairs, peripherals, and accessories	435	420	15	4%
Total medical sales	2,462	2,068	394	19%
Total industrial sales	765	647	118	18%
Net sales	$3,227	$2,715	$512	19%

* Not meaningful

Conference Call

We will host a conference call to discuss the fourth quarter and full year fiscal 2011 financial results and provide an update on the Company on June 3, 2011 at 8:30 am EDT. The dial-in number for the call is 877.303.1595. Please dial in five minutes prior to the call to register. A recording of the call will be available through June 10, 2011. The replay dial-in is 706.645.9291. The replay pass code is 72510712. The call may also be accessed via a live audio webcast available in the investor relations section of our website at www.visionsciences.com. The audio webcast of the call will be archived and available for replay through the website.

Non-GAAP Financial Measures

To supplement our consolidated financial statements presented in accordance with GAAP, we provide certain non-GAAP measures of financial performance, specifically non-GAAP sales, excluding sales to Medtronic.

Our reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards, but are not a substitute for, nor superior to, GAAP results.  These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and to provide further information for comparative purposes due to the discontinuance of our distribution relationship with Medtronic.

Specifically, we believe the non-GAAP sales provide useful information to both management and investors by isolating sales from continuing major relationships.  Reconciliation to the most directly comparable GAAP measure of all non-GAAP measures is included in this press release.

Forward Looking Statements

Except for the historical information provided, the matters discussed in this release include forward-looking statements for the purposes of the safe harbor protections under The Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as Vision-Sciences or its management “believes,” “expects,” “allows,” “anticipates,” or other words or phrases of similar import.  Similarly, statements in this release that describe our business strategy, outlook, objectives, plans, intentions, or goals are also forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from those in forward-looking statements.  Other risk factors are detailed in our most recent annual report and other filings with the Securities and Exchange Commission. We do not assume any obligation to update any forward-looking statements as a result of new information or future events or developments.

Vision-Sciences, Inc. designs, develops, manufactures and markets unique flexible endoscopic products utilizing sterile disposable sheaths, the Slide-On® EndoSheath® Technology, which provide the users quick, efficient product turnover while ensuring the patient a contaminant-free product.

Vision-Sciences owns the registered trademarks Vision Sciences®, Slide-On®, EndoSheath®, EndoWipe® and The Vision System®.  Information about Vision-Sciences' products is available at www.visionsciences.com.

CONTACT:       Vision-Sciences, Inc.
Katherine Wolf, CFO and EVP, Corporate Development
(845) 365-0600

VISION-SCIENCES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except for percentages)
(unaudited)

	Three Months Ended				Fiscal Year Ended
	March 31,				March 31,
Non-GAAP Financial Measures and Reconciliation	2011	2010	Difference	%	2011	2010	Difference	%
GAAP net sales	$3,227	$2,003	$1,224	61%	$10,899	$10,810	$89	1%
Less: Net sales to Medtronic	-	(288)	(288)	-100%	-	(4,058)	(4,058)	-100%
Non-GAAP net sales	$3,227	$1,715	$1,512	88%	$10,899	$6,752	$4,147	61%

VISION-SCIENCES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Audited)

	March 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$9,180	$2,540
Short-term investments	-	447
Accounts receivable, net of allowance for doubtful accounts of $56 and $347, respectively	1,592	1,147
Inventories, net	6,096	4,175
Prepaid expenses and other current assets	332	886
Total current assets	17,200	9,195

Machinery and equipment	3,182	2,849
Demo equipment	1,413	735
Furniture and fixtures	224	225
Leasehold improvements	372	357
Property and equipment, at cost	5,191	4,166
Less—accumulated depreciation and amortization	2,970	2,237
Total property and equipment, net	2,221	1,929

Other assets, net of accumulated amortization of $90 and $84, respectively	73	79
Deferred debt cost, net of accumulated amortization of $172 and $31, respectively	272	296
Total assets	$19,766	$11,499

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Capital lease obligations	$65	$55
Accounts payable	921	867
Accrued expenses	782	984
Accrued compensation	706	1,107
Advances from customers	5,693	-
Total current liabilities	8,167	3,013
Line of credit—related party	5,000	2,500
Capital lease obligations, net of current portion	75	61
Total liabilities	13,242	5,574

Commitments and Contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value Authorized—5,000 shares; issued and outstanding—none	-	-
Common stock, $0.01 par value Authorized—75,000 and 50,000 shares, respectively; issued and outstanding—44,025 shares and 36,856 shares, respectively	440	369
Additional paid-in capital	94,339	81,968
Accumulated deficit	(88,255)	(76,412)
Total stockholders’ equity	6,524	5,925
Total liabilities and stockholders’ equity	$19,766	$11,499

VISION-SCIENCES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Audited)

	Fiscal Year Ended March 31,
	2011	2010

Net sales	$10,899	$10,810
Cost of sales	7,979	9,798
Gross profit	2,920	1,012

Selling, general, and administrative expenses	10,771	10,490
Research and development expenses	3,511	3,287
Operating loss	(11,362)	(12,765)

Interest income	8	4
Interest expense	(333)	(12)
Debt cost expense	(141)	(31)
Other, net	(6)	(2)
	(472)	(41)
Loss before provision for income taxes	(11,834)	(12,806)
Income tax provision (benefit)	9	(382)
Net loss	$(11,843)	$(12,424)

Net loss per common share - basic and diluted	$(0.31)	$(0.34)

Weighted average number of shares outstanding - basic and diluted	38,318	36,853